Exhibit 99.1

Delcath Announces Exercise of Underwriters’ Over-Allotment option and Closing of $23 million

Public Offering of Common Stock and Warrants

New York, May 31, 2012 – Delcath Systems, Inc. (NASDAQ: DCTH) today announced that it has closed the previously announced underwritten public offering of 15,333,340 shares of its common stock and warrants to purchase up to 4,600,002 shares of common stock at a combined price to the public of $1.50 per share and related warrant for gross proceeds of $23 million. The shares include 2,000,000 shares of common stock and 600,000 warrants to purchase common stock sold pursuant to the over-allotment option granted by the Company to the underwriters, which option was exercised in full. The net proceeds from the sale of the shares, after deducting the underwriters’ discounts and other estimated offering expenses payable by Delcath, will be approximately $21.2 million.

Cowen and Company, LLC and Wedbush PacGrow Life Sciences acted as joint book-runners for the offering. Roth Capital Partners acted as co-manager for the offering.

A shelf registration statement (File No. 333-178819) relating to these securities was filed with the Securities and Exchange Commission on February 6, 2012, and was declared effective on February 13, 2012. A prospectus supplement describing the terms of the offering was filed with the Securities and Exchange Commission on May 25, 2011 and forms a part of the effective registration statement. Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained, when available, from Cowen and Company, LLC (c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, Phone: 631-274-2806, Fax: 631-254-7140) and from Wedbush Securities Inc. (One Bush Street, 17th floor, San Francisco, CA 94104, Attn: SF Prospectus Department, Phone: 415-274-6819, Fax: 415-274-6887). An electronic copy of the prospectus supplement and accompanying prospectus relating to the offering is available on the website of the Securities and Exchange Commission at www.sec.gov

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of Delcath, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Delcath Systems

Delcath Systems, Inc. is a specialty pharmaceutical and medical device company focused on oncology. Delcath’s proprietary system for chemosaturation is designed to administer high dose chemotherapy and other therapeutic agents to diseased organs or regions of the body, while controlling the systemic exposure of those agents. The Company’s initial focus is on the treatment of primary and metastatic liver cancers. In 2010, Delcath announced that its randomized Phase III clinical trial for patients with metastatic melanoma in the liver had successfully achieved the study’s primary endpoint of extended hepatic progression-free survival. The Company also completed a multi-arm Phase II trial to treat other liver cancers. The Company obtained authorization to affix a CE Mark for the Delcath Hepatic CHEMOSAT® delivery system in April 2011 and for the second generation hemofiltration cartridge for CHEMOSAT in April 2012. The right to affix the CE mark allows the Company to market and sell the CHEMOSAT system in Europe. The Company has not yet received FDA approval for commercial sale of its system in the United States. The Company continues with the preparation of its NDA submission and intends to seek FDA approval for commercial sale of its chemosaturation system with melphalan. For more information, please visit the Company’s website at www.delcath.com.

Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to: the benefits of the Generation 2 CHEMOSAT system and market acceptance of the same, patient outcomes using the Generation 2 system, the timing of the supply and distribution of the CHEMOSAT system to early launch centers in Europe, the time required to build inventory and establish commercial operations in Europe, adoption, use and resulting sales, if any, for the Hepatic CHEMOSAT delivery system in the EEA, our ability to successfully commercialize the chemosaturation system and the potential of the chemosaturation system as a treatment for patients with terminal metastatic disease in the liver, acceptability of the Phase III clinical trial data by the FDA, our ability to address the issues raised in the Refusal to File letter received from the FDA and the timing of our re-submission of our NDA, re-submission and acceptance of the Company’s NDA by the FDA, approval of the Company’s NDA for the treatment of metastatic melanoma to the liver, adoption, use and resulting sales, if any, in the United States, approval of the current or future chemosaturation system for other indications, actions by the FDA or other foreign regulatory agencies, our ability to obtain reimbursement for the CHEMOSAT system, our ability to successfully enter into distribution and strategic partnership agreements in foreign markets and the corresponding revenue associated with such foreign markets, uncertainties relating to the results of research and development projects and future clinical trials, acceptance of our IND amendment, the timing and use, if any, of the line of credit from SVB, and our ability to access this facility, and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact Information:

Investor Contact:	Media Contact:
Doug Sherk/Gregory Gin	Janine McCargo
EVC Group	EVC Group
415-568-4887/646-445-4801	646-688-0425

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